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                                                                    EXHIBIT 4.11


                                                              New Election _____
                                                        Change of Election _____


                            STATE OF THE ART, INC.

                       1997 EMPLOYEE STOCK PURCHASE PLAN
                            SUBSCRIPTION AGREEMENT



     1. I, ____________________, hereby elect to participate in the State of the Art, Inc., 1997 Employee Stock Purchase Plan (the "Plan") for the Offering Period ___________________, 19_____ , to _______________________, 19____, and
subscribe to purchase shares of the Company's Common Stock in accordance with this Subscription Agreement and the Plan.

     2. I elect to have Contributions in the amount of _____% of my Compensation, as those terms are defined in the Plan, applied to this purchase. I understand that his amount must not be more than 20% of my Compensation during the Offering Period. (Please note that no fractional percentages are permitted.)

     3. I hereby authorize payroll deductions from each paycheck during the Offering Period at the rate stated in Item 2 of this Subscription Agreement. I understand that all payroll deductions made by me shall be credited to my account under the Plan and that I may not make any additional payments into such account. I understand that all payments made by me shall be accumulated for the purchase of shares of Common Stock at the applicable purchase price determined in accordance with the Plan. I further understand that, except as otherwise set forth in the Plan, shares will be purchased for me automatically on the Exercise Date of the Offering Period unless I otherwise withdraw from the Plan by giving written notice to the Company for such purpose.

     4. I understand that I may discontinue at any time prior to the Exercise Date my participation in the Plan as provided in paragraph 10 of the Plan. I also understand that on one occasion only during the Offering Period I may increase or decrease the rate of my Contributions during the Offering Period by completing and filing with the Company a new Subscription Agreement. The change in rate shall be effective as of the beginning of the calendar quarter following the date of filing of the new Subscription Agreement.

     5. I have received a copy of the Company's most recent description of the Plan and a copy of the complete "State of the Art, Inc., 1997 Employee Stock Purchase Plan." I understand that my participation in the Plan is in all respects subject to the terms of the Plan.

     6. Shares purchased for me under the Plan should be issued in the name(s) of (name of employee or employee and spouse only):

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     7.   In the event of my death, I hereby designate the following as my beneficiary(ies) to receive all payments and shares due to me under the Plan:

NAME:   (Please print)        -------------------------------------------
                              (First)            (Middle)          (Last)

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(Relationship)                (Address)

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     8.   I understand that if I dispose of any shares received by me pursuant to the Plan within 2 years after the Offering Date (the first day of the Offering Period during which I purchased such shares) or within 1 year after the date of the end of the Offering Period, I will be treated for federal income tax purposes as having received ordinary compensation income at the time of such disposition in an amount equal to the excess of the fair market value of the shares at the time such shares were transferred to me over the price which I paid for the shares, regardless of whether I disposed of the shares at a price less than their fair market value at transfer. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

          I hereby agree to notify the Company in writing within 30 days after
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the date of any such disposition, and I will make adequate provision for
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federal, state or other tax withholding obligations, if any, which arise upon
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the disposition of the Common Stock.  The Company may, but will not be obligated
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to, withhold from my compensation the amount necessary to meet any applicable withholding obligation including any withholding necessary to make available to the Company any tax deductions or benefits attributable to the sale or early disposition of Common Stock by me.

     9. If I dispose of such shares at any time after expiration of the 2-year and 1-year holding periods, I understand that I will be treated for federal income tax purposes as having received compensation income only to the extent of an amount equal to the lesser of (1) the excess of the fair market value of the
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shares at the time of such disposition over the purchase price which I paid for the shares under the option, or (2) 15% of the fair market value of the shares on the Offering Date. The remainder of the gain or loss, if any, recognized on such disposition will be treated as capital gain or loss.

          I understand that this tax summary is only a summary and is subject to
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change.
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     10.  I hereby agree to be bound by the terms of the Plan.  The effectiveness of this Subscription Agreement is dependent upon my eligibility to participate in the Plan.


                            [SIGNATURE PAGE FOLLOWS]

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SIGNATURE:  -------------------------------

SOCIAL SECURITY #: ------------------------

DATE: -------------------------------------



SPOUSE'S SIGNATURE (necessary
if beneficiary is not spouse):


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(Signature)


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(Print name)

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